UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2021

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

60 State Street, Boston, Massachusetts	02109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 773-5601, ext. 133773

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BHLB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Explanatory Note

This Form 8-K/A is being filed as an amendment (“Amendment No. 1”) to the current report on Form 8-K filed by Berkshire Hills Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission on August 30, 2021. The purpose of this Amendment No. 1 is to correct figures related to the amount of per share net gain the Company expects to record from the sale of the New Jersey and Pennsylvania branches on August 27, 2021. No other information has been revised.

Item 8.01	Other Events.

On August 27, 2021, Berkshire Bank, the operating subsidiary of Berkshire Hills Bancorp, Inc., completed the sale to Investors Bank of the eight (8) New Jersey and eastern Pennsylvania branches of Berkshire Bank. This sale was made pursuant to a purchase and assumption agreement entered into by the banks on December 2, 2020.

The sale included all branch premises and equipment, and Investors also assumed related operations and the employment of associated staff. The branch sale is not expected to impact Berkshire’s growing Mid-Atlantic specialized commercial lending operations, including SBA lending at its 44 Business Capital Division and its asset-based lending relationships.

The sale involved the assignment of deposits which totaled $637 million and loans which totaled $223 million as of August 27, 2021. These instruments were classified as held for sale in Berkshire’s financial statements and were not included in total deposits and total loans reported by Berkshire at June 30, 2021. Berkshire is providing a settlement cash payment as part of the sale for the assumption of covered deposit liabilities by Investors. This payment is expected to total approximately $400 million when all sale settlement processes are completed.

Investors Bank is paying a premium of 3.0% of the deposit balance transferred. Berkshire expects to record a net gain of approximately $0.22 per share in the third quarter related to this transaction. Including the $0.55 per share net gain expected from the separate pending sale of Berkshire Insurance Group, Berkshire expects to report a net gain for these two transactions totaling approximately $0.77 per share in the third quarter. This measures approximately 3.3% compared to book value per share reported by Berkshire at mid-year. The Company does not expect any material impact to its operating earnings from the branch sale.

The Company is targeting that these sale transactions will add to its capital, reduce excess liquidity, and improve its operating efficiency. They are intended to support Berkshire’s Exciting Strategic Transformation Plan (BEST) by improving focus on key operations and markets, and providing capital to reinvest in profitability enhancement initiatives. The Company’s goal is that the combined impact of these sales and BEST initiatives will be positive to future annual operating earnings.

With the sale of these eight (8) branches, Berkshire’s total branch count is reduced to 107 offices in New England and New York. The full-time equivalent staff positions transferred in these two transactions totaled 79 positions, compared to a total of 1,417 full-time equivalent positions reported by the Company at June 30, 2021.

Berkshire’s financial advisor for the branch sale was Piper Sandler & Co. and legal counsel was provided by Luse Gorman, PC.

FORWARD-LOOKING

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward looking statements.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: August 31, 2021	By:	/s/ Wm. Gordon Prescott
Wm. Gordon Prescott Executive Vice President and General Counsel